Exhibit 10.5

CONFIDENTIAL

[RETIRED PARTNER FORM]

APOLLO GLOBAL MANAGEMENT, LLC

2019 OMNIBUS EQUITY INCENTIVE PLAN

FORM OF SHARE AWARD GRANT NOTICE

Apollo Global Management, LLC, a Delaware limited liability company (the “Company” or “AGM”), pursuant to its 2019 Omnibus Equity Incentive Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”), the number of Class A Shares of the Company set forth below (the “Shares”). This Award of Shares is subject to all of the terms and conditions set forth in this Share Award Grant Notice (“Grant Notice”) and in the Amended and Restated Limited Partnership Agreement of [                 ] [and associated award letter] (the “Carry Plan”), including, without limitation, Exhibit [    ] attached thereto which includes the Share Award Agreement (as the same may be amended, modified or supplemented from time to time in accordance with the Carry Plan, the “Share Award Agreement”) (including, without limitation, the transfer restrictions on the Shares set forth in the Carry Plan and Share Award Agreement) and the Plan, all of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Share Award Agreement.

Participant:	[ ]

Date of Grant:	[ ]

Total Number of Shares:	[ ] Shares

Purchase Price per Share:	$[ ]

Total Purchase Price:	$[ ]

Transfer Commencement Date:	[[February 15] OR [May 15] OR [August 15] OR [November 15]], 20[ ][1]

Vesting Schedule:	All Shares are fully vested upon grant, but no Shares are transferable by the Participant until such time as provided in the Carry Plan and the Share Award Agreement. See also Exhibit A to the Share Award Agreement.

By his or her signature, the Participant agrees to be bound by the terms and conditions of the Plan, the Share Award Agreement and this Grant Notice, and to file timely a Section 83(b) election with respect to the Participant’s grant of the Shares substantially in the form attached hereto as Notice Annex A. The Participant has reviewed the Carry Plan, the Share Award Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Share Award Agreement, the Plan and the Carry Plan. If this Grant Notice is not executed and returned to the Company on or before [                ], and such failure continues for five business days after notice thereof, this Award will be null and void ab initio and the Participant will have no rights with respect to it and will forfeit any amounts that would have been distributed to the Participant under the Carry Plan to fund the purchase of Shares contemplated hereunder. No amendment or modification of this Grant Notice shall be valid unless it shall be in writing and signed by all parties hereto.

APOLLO GLOBAL MANAGEMENT, LLC	PARTICIPANT

By:	By:

Print Name:	Print Name:
Title:

Address:	9 West 57th Street New York, NY 10019

[1]

Insert date that is the midpoint of the calendar quarter in which the Holdback Amounts were credited to a Participant’s account for purposes of purchasing the Shares in the subsequent quarter under the Carry Plan.

Notice Annex A

SECTION 83(b) TAX ELECTION

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treasury Regulation Section 1.83-2.

(1)    The taxpayer who performed the services is:

Name:
Address:

Taxpayer ID No.:

(2)    The property with respect to which the election is being made is [                    ] Class A Shares of Apollo Global Management, LLC (the “Company”).

(3)    The property was transferred on [                    , 20    ] (Date of Grant).

(4)    The taxable year for which the election is being made is the calendar year [                    ].

(5)    One third (1/3) of the shares may be transferred by the taxpayer on each of the first three anniversaries of the transfer commencement date.

(6)    The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $             per share.

(7)    The taxpayer paid $             per share for the property described above.

(8)    A copy of this statement was furnished to the entity for which the taxpayer rendered the services underlying the transfer of property.

(9)    This statement is executed on the              day of                     , 20    .

By:	,	Taxpayer

(1)

THE TAXPAYER MUST FILE THIS COMPLETED FORM WITH THE INTERNAL REVENUE SERVICE CENTER WITH WHICH TAXPAYER FILES HIS/HER U.S. FEDERAL INCOME TAX RETURNS WITHIN 30 DAYS OF THE TRANSFER OF THE ABOVE-DESCRIBED PROPERTY.

(2)	THE TAXPAYER MUST ALSO FILE A COPY OF THIS COMPLETED FORM WITH THE SECRETARY OF THE COMPANY.

CONFIDENTIAL

[RETIRED PARTNER FORM]

FORM OF SHARE AWARD AGREEMENT

UNDER THE APOLLO GLOBAL MANAGEMENT, LLC

2019 OMNIBUS EQUITY INCENTIVE PLAN

This Award Agreement (this “Share Award Agreement”), dated as of the date (the “Date of Grant”) set forth on of the Grant Notice associated with this Share Award Agreement (the “Grant Notice”), is made by and between Apollo Global Management, LLC, a Delaware limited liability company (the “Company”), [                ] Advisors [    ], L.P. (“Advisors”) and the person named in the Grant Notice (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Apollo Global Management, LLC 2019 Omnibus Equity Incentive Plan, as the same may be amended, modified or supplemented from time to time (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company. If the Grant Notice is not executed and returned to the Company in accordance with its terms, this Award will be null and void ab initio and the Participant will have no rights hereunder and will forfeit any amounts that would have been distributed to the Participant under the Amended and Restated Limited Partnership Agreement of [                ] [and the associated award letter], as the same may be amended, modified or supplemented from time to time (the “Carry Plan”) to fund the purchase of Shares contemplated under the Grant Notice.

1.    Grant of Shares. The Company hereby grants to the Participant that number of Shares (the “Shares”) set forth in the Grant Notice, subject to all of the terms and conditions of this Share Award Agreement and the Plan.

2.    Purchase Price. The purchase price per Share is set forth on the Grant Notice.

3.    Book Entry; Certificates. At the sole discretion of the Administrator, the Shares will be issued in either (i) uncertificated form, with the Shares recorded in the name of the Participant in the books and records of the Company’s transfer agent with appropriate notations regarding the restrictions on transfer imposed pursuant to this Share Award Agreement, and following the date such Shares become transferable the Company shall cause certificates representing the Shares to be issued; or (ii) certificate form pursuant to the terms of Section 6. Physical possession or custody of any Share certificates that are issued shall be retained by the Company until such time as the Shares are transferable. The Participant may be required to execute and deliver to the Company a stock power with respect to the Shares and to deliver to the Company any representations or other documents or assurances required pursuant to Section 13.

4.    Lapse of Transfer Restrictions.

(a)    The Shares are fully vested on the Date of Grant. The Shares shall become transferable by the Participant in accordance with the schedule set forth on Exhibit A hereto (the period during which the restrictions on transferability (other than such restrictions contained in Section 4(b)) are in effect, the “Restricted Period”).

(b)    During the Restricted Period, the Shares may not, directly or indirectly, be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered. The transfer restrictions contained in the preceding sentence shall not apply to (i) transfers to the Company, or (ii) transfers of Shares by will or the laws of descent and distribution, or (iii) if approved by the Administrator in its sole discretion, transfers of Shares in accordance with the requirements of Instruction A.1.(a)(5) of Form S-8 under the Securities Act or other applicable law. The approval contemplated by clause (iii) of the immediately preceding sentence shall not be unreasonably withheld by the Administrator with respect to a transfer of Shares by the Participant to a Related Party (as defined in the Carry Plan) (which transfer may occur only with the prior written approval of the Administrator), it being understood that the Related Party shall be required to agree to be bound by the transfer restrictions contained in the Plan, the Carry Plan and this Agreement that apply to the Participant. The Participant hereby acknowledges that any attempt by the Participant directly or indirectly to sell, assign, transfer, pledge, hypothecate or otherwise dispose of or encumber the Shares in violation of this Share Purchase Agreement shall be void ab initio. The Participant agrees and acknowledges that (i) the provisions contained in this Section 4(b) are reasonable as to terms, duration and remedy, (ii) the same protects the legitimate interests of the Company and its Affiliates, imposes no undue hardship on the Participant, and is not injurious to the public, (iii) the void ab initio remedy provided for a violation of this Section 4(b) shall be specifically enforceable in any court or arbitral tribunal with jurisdiction upon short notice, and the Participant shall not pursue any action to have such void ab initio remedy deemed unenforceable. Each of the Carry Plan and APH (as defined in the Carry Plan) shall be third party beneficiaries with respect to this Section 4(b).

5.    Rights as a Shareholder; Distributions. The Participant shall be the record owner of the Shares until the Shares are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company, including the right to vote such Shares and receive distributions paid with respect to such Shares. Notwithstanding the foregoing, any non-cash distributions shall be subject to the same restrictions on transferability and encumbrance as the Shares with respect to which they were paid.

6.    Legend on Certificates. The Participant agrees that any certificate issued for Shares (or, if applicable, any book entry statement issued for Shares) prior to the lapse of any outstanding restrictions relating thereto shall bear the following legend (in addition to any other legend or legends required under applicable securities laws), subject to updating or modification by the Company from time to time:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE (THE “RESTRICTIONS”) AS SET FORTH IN THE APOLLO GLOBAL MANAGEMENT, LLC 2019 OMNIBUS EQUITY INCENTIVE PLAN AND A SHARE AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND APOLLO GLOBAL MANAGEMENT, LLC, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY. ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT AS PROVIDED BY SUCH PLAN AND AGREEMENT.

7.    Share Award Agreement Subject to Plan. This Share Award Agreement is made pursuant to all of the provisions of the Plan and the Carry Plan, both of which are incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith.

8.    Restrictive Covenants. The Participant agrees that the restrictive covenants set forth in the [award letter provided to the Participant under the] Carry Plan, are incorporated herein by reference as if contained herein. The Participant understands, acknowledges and agrees that such restrictive covenants apply to the Participant for the periods provided in such documents.

9.    Taxes.

(a)    Withholding. The Participant is responsible for all taxes and any tax-related penalties the Participant incurs in connection with the Award. The Company or its Subsidiaries or Affiliates shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct, from other compensation payable to the Participant, any sums required by U.S. federal, state or local law (or by any tax authority outside the United States) to be withheld or accounted for by the Company or its Subsidiaries or Affiliates with respect to any Share. The Company in its discretion may require any other available method to satisfy any withholding or tax obligations of the Company or its Subsidiaries or Affiliates with respect to the Shares at the minimum applicable rates.

(b)    Section 83(b) Election. The Participant acknowledges that the Company has not advised the Participant regarding the Participant’s income tax liability in connection with the grant of the Shares or with an election under Section 83(b) of the Code with respect to the grant of the Shares. The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and non-U.S. tax consequences of the transactions contemplated by this Share Award Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by this Share Award Agreement. As a condition to the effectiveness of this Award, the Participant is required to file timely an election under Section 83(b) of the Code with respect to the grant of the Shares. A form of Section 83(b) election is provided for this purpose as Notice Annex A to the Grant Notice.

(c)    Section 409A Compliance. This Award is intended to be exempt from, or comply with, Section 409A, and to be interpreted in a manner consistent therewith. Notwithstanding anything to the contrary contained in this Share Award Agreement, to the extent that the Administrator determines that the Plan or a Share is subject to Section 409A and fails to comply with the requirements of Section 409A, the Administrator reserves the right (without any obligation to do so or to indemnify the Participant for failure to do so), without the consent of the Participant, to amend or terminate the Plan and Share Award Agreement and/or to amend, restructure, terminate or replace the Share in order to cause the Share to either not be subject to Section 409A or to comply with the applicable provisions of such section. To the extent necessary to avoid the imposition of tax or penalty under Section 409A, any payment by the Company or any Subsidiary or Affiliate to the Participant (if the Participant is then a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) and Treasury Regulation §1.409A-1(i)(1)) of “deferred compensation,” whether pursuant to the Plan or otherwise, arising solely due to a “separation from service” (and not by reason of the lapse of a “substantial risk of forfeiture”), as such terms are used in Section 409A, shall be delayed (to the extent otherwise payable prior to such date) and paid on the first day following the six-month period beginning on the date of the Participant’s separation from service under Section 409A (or, if earlier, upon the Participant’s death). Each payment or installment due under this Share Award Agreement is intended to constitute a “separate payment” for purposes of Section 409A. In no event shall the Company or any Subsidiary or Affiliate (or any agent thereof) have any liability to the Participant or any other Person due to the failure of the Award to satisfy the requirements of Section 409A.

10.    Governing Law; Arbitration; Waiver of Jury Trial.

(a)    This Share Award Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of Delaware (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction).

(b)    Subject to Section 10(c), any dispute, controversy, suit, action or proceeding arising out of or relating to this Award or any other Award will, notwithstanding anything to the contrary contained in Section 14(e) of the Plan, be settled exclusively by arbitration, conducted before a single arbitrator in New York County, New York (applying Delaware law) in accordance with, and pursuant to, the Employment Arbitration Rules and Procedures of JAMS (“JAMS”). The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the U.S. Federal Arbitration Act or the New York Arbitration Act. The Company and the Participant

will share the JAMS administrative fees, the arbitrator’s fee and expenses. Each party shall be responsible for such party’s attorneys’ fees. IF THIS AGREEMENT TO ARBITRATE IS HELD INVALID OR UNENFORCEABLE THEN, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTICIPANT AND THE COMPANY WAIVE AND COVENANT THAT THE PARTICIPANT AND THE COMPANY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH AN AWARD UNDER THE PLAN OR ANY MATTERS CONTEMPLATED THEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR THE PARTICIPANT MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND THE PARTICIPANT, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AWARD AGREEMENT OR ANOTHER AWARD UNDER THE PLAN AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(c)    Nothing in this Section 10(c) will prevent the Company or the Participant from applying to a court for preliminary or interim relief or permanent injunction in a judicial proceeding (e.g., injunction or restraining order), in addition to and not in lieu of any other remedy to which it may be entitled at law or in equity, if such relief from a court is necessary to preserve the status quo pending resolution or to prevent serious and irreparable injury in connection with any breach or anticipated breach of any restrictive covenants; provided, that all parties explicitly waive all rights to seek preliminary, interim, injunctive or other relief in a judicial proceeding and all parties submit to the exclusive jurisdiction of the forum described in Section 10(b) hereto for any dispute or claim concerning continuing entitlement to distributions or other payments, even if such dispute or claim involves or relates to any restrictive covenants. For the purposes of this Section 10(c), each party hereto consents to the exclusive jurisdiction and venue of the courts of the state and federal courts within the County of New York in the State of New York.

11.    Share Award Agreement Binding on Successors. The terms of this Share Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest and upon the Company, its Affiliates and its and their successors and assignees, subject to the terms of the Plan.

12.    No Assignment. Subject to the second sentence of Section 4(b), neither this Share Award Agreement nor any rights granted herein shall be assignable by the Participant other than (with respect to any rights that survive the Participant’s death) by will or the laws of descent and distribution. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Shares or Shares by any holder thereof in violation of the provisions of this Share Award Agreement or the Plan will be valid, and the Company will not transfer any of said Shares or Shares on its books nor will any Shares be entitled to vote, nor will any distributions be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions. The Company may meet any of its obligations with respect to the Award by causing such obligation to be satisfied by one or more of its Subsidiaries or Affiliates.

13.    Compliance with Law; Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents, that may be reasonably necessary to carry out the provisions of this Share Award Agreement, including but not limited to all acts and documents related to compliance with securities, tax and other applicable laws and regulations. The Company shall not be obligated to transfer any Shares to the Participant free of a restrictive legend if such transfer, in the view of the Administrator, could violate the Securities Act or any other applicable law.

14.    Severability. Should any provision of this Share Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Share Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Share Award Agreement. Moreover, if one or more of the provisions contained in this Share Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, then in lieu of severing such unenforceable provision or provisions, it or they shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by a judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

15.    Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Share Award Agreement shall in no way be construed to be a waiver of that provision or of any other provision hereof.

16.    Entire Agreement. This Share Award Agreement, the Grant Notice, the Carry Plan and the Plan (collectively, the “Grant Documents”) contain the entire agreement and understanding among the parties as to the subject matter hereof and supersede all prior writings or understandings with respect to the grant of Shares covered by this Award. The Participant acknowledges that any summary of the Grant Documents provided by the Company or any of its Affiliates is subject in its entirety to the terms of the Grant Documents. References herein or in the Plan to this Share Award Agreement include references to its Exhibits, the Grant Notice and its Annexes, and the Carry Plan and the attachments thereto that pertain to this Award.

17.    Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or description of the contents of any Section.

18.    Counterparts. This Share Award Agreement may be executed in any number of counterparts, including via facsimile or PDF, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

19.    Amendment. Except as otherwise provided in the Plan or Section 9(c), no amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties to the Grant Notice.

20.    Disposition of Shares. Subject to applicable law, the Participant may dispose of his or her vested Shares during any “window period” in which sales by Company personnel are permitted, or otherwise pursuant to the terms of a 10b5-1 plan on the same terms as apply to the use of such plans by Company personnel, subject to approval by the Company’s compliance department. The Shares are not subject to the Company’s Share Ownership Policy.

21.    Acknowledgements and Representations. The Participant is acquiring the Shares solely for the Participant’s own account, for investment purposes only, and not with a view to or an intent to sell or distribute, or to offer for resale in connection with any unregistered distribution, all or any portion of the Shares within the meaning of the Securities Act and/or any other applicable securities laws. The Participant has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Award and the restrictions imposed on the Shares. The Participant has been furnished with, and/or has access to, such information as he or she considers necessary or appropriate for deciding whether to accept the Award. However, in evaluating the merits and risks of an investment in the Company, the Participant has and will rely upon the advice of his/her own legal counsel, tax advisors, and/or investment advisors. The Participant is aware that Shares may be of no practical value. The Participant has read and understands the restrictions and limitations set forth in the Plan and this Share Award Agreement, which are imposed on the Shares. The Participant confirms that the Participant has not relied on any warranty, representation, assurance or promise of any kind whatsoever in entering into this Share Award Agreement other than as expressly set out in this Share Award Agreement or in the Plan. The Participant hereby accepts and agrees to all of the terms and provisions of this Share Award Agreement, including its Exhibits.

22.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award (or future Awards that may be granted under the Plan) and participation in the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

23.    Recoupment. The Participant, by accepting the Award, hereby acknowledges and agrees that the Participant will be subject to any applicable AGM clawback policy referred to in [the Carry Plan].

Exhibit A

Transfer Schedule

The Restricted Period will lapse as follows: the Shares shall become transferable (and the Restricted Period will lapse) with respect to one third (1/3) of the Award on each of the first three anniversaries of the Transfer Commencement Date2 set forth in the Grant Notice. Notwithstanding the foregoing, fractional Shares shall not be deemed transferable until they accumulate to equal one whole Share.

[2]

Transfer Commencement Date to be midpoint of the calendar quarter in which the Holdback Amounts were credited to a Participant’s account for purposes of purchasing the Restricted Shares in the subsequent quarter under the Carry Plan.